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                                 Exhibit 99.1
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[LOGO](TM)
_____________________________FOR IMMEDIATE RELEASE
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Media Contact:                      Investor Contact:
Kellee Johnson                      Greg Powell
Verado                              Verado
(303) 874-2838                      (303) 874-2945
kellee.johnson@verado.com           greg.powell@verado.com

                  Verado Sells Optec Web Integration Business

    Announcement is Third in Recent Weeks as Verado Nears Completion of the Divestiture of Non-Data Center Assets to Focus on Outsourced Managed Services

DENVER, Colo., (May 22, 2001) -- Verado Holdings, Inc. (NASDAQ: VRDO), a provider of outsourced managed hosting and data center solutions, today announced the sale of its Portland-based subsidiary Optec, Inc. to an affiliate of JMW Capital Partners, Inc. Terms of the transaction were not disclosed.

"The sale of Optec and additional recent divestitures of our non-data center business bring us closer to fulfilling our promise to our shareholders and the marketplace to focus on Verado's core business of providing secure, outsourced managed services to its data center customers. We are pleased to accomplish these divestitures and believe that it further enhances our ability to become a leader in the managed hosting and data center market," said Tom McGrath, president and CEO of Verado.

The announcement follows Verado's news last month of its exit from telephony operations in Anaheim, California, and the sale of its dial-up subscriber base to Earthlink.

Verado purchased Optec, a Web integration services provider, from Enron Communications, Inc. in 1998. Optec employs 67 people. Denver-based Daniels &
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Associates, a media and telecommunications mergers and acquisitions specialist, represented Verado on the sale of Optec.

About Verado
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Verado Holdings, Inc., headquartered in Denver, Colorado, is a provider of outsourced managed service and data center solutions for businesses. Verado's state-of-the-art data centers host, monitor and maintain mission-critical Web sites, e-commerce platforms and business applications. Verado currently operates data centers in Denver, Dallas, Houston, Portland, Santa Clara, Irvine, San Diego, and Salt Lake City. The data centers comprise approximately 240,000 square feet of space. For more information, visit Verado's Web site at www.verado.com.
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Statements included in this press release that are not historical in nature are
"forward-looking statements." For example, without limitation, projections regarding successful divestitures, becoming a leader in the managed hosting and data center market, business opportunities and competitive market position; and the successful launch, implementation, performance and sales of services and products are forward looking. Actual events or results may differ materially and are subject to risks and uncertainties. There can be no assurance that we will be able to successfully realize our expectations, and the occurrence of one or more of these risks, or the failure to achieve one or more of these forward looking objectives, may cause the prevailing value of any publicly traded debt and equity securities to decrease. The Company has no obligation to update forward-looking statements. Readers are encouraged to refer to Verado's reports from time to time filed with the Securities and Exchange Commission for a further discussion of Verado's business and risk factors that may affect operating and financial results and forward looking statements.

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